EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on this Schedule 13D, dated April 30, 2018 (the “Schedule 13D”), with respect to the Series B Shares of Sociedad Quimica y Minera de Chile S.A. is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13D and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 30th day of April, 2018.

Sociedad de Inversiones Pampa Calichera S.A.			Sociedad de Inversiones Oro Blanco S.A.

By:	/s/ Ricardo Moreno Moreno		By:	/s/ Ricardo Moreno Moreno
	Name:	Ricardo Moreno Moreno		Name:	Ricardo Moreno Moreno
	Title:	General Manager		Title:	General Manager

Norte Grande S.A.			Inversiones SQYA Limitada

By:	/s/ Ricardo Moreno Moreno		By:	/s/ Aldo Motta C.
	Name:	Ricardo Moreno Moreno		Name:	Aldo Motta C.
	Title:	General Manager		Title:	Legal Representative

Inversiones SQ Limitada			S.Q. Grand Corp.

By:	/s/ Aldo Motta C.		By:	/s/ Felipe García-Huidobro
	Name:	Aldo Motta C.		Name:	Felipe García-Huidobro
	Title:	Legal Representative		Title:	Officer

Pacific Atlantic International Holding Corporation			The Pacific Trust

By:	/s/ Felipe García-Huidobro		By:	/s/ Luis R. López Alfaro
	Name: Title:	Felipe García-Huidobro Officer		Name:	Luis R. López Alfaro, on behalf of Alfaro, Ferrer & Ramirez (BVI) Limited
				Title:	Director

Mr. Julio Ponce Lerou

By:	/s/ Julio Ponce Lerou
	Name:	Julio Ponce
Title: